EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS SECOND QUARTER 2025 RESULTS

Selected Highlights

•
Second quarter Operating EBITDA* of negative $20.9 million (net loss of $86.1 million) compared to positive $30.4 million (net loss of $67.6 million) in the same quarter of 2024
•
Progressing "One Goal One Hundred" program targeting $100 million in cost savings and operational efficiency actions
•
Second quarter results negatively impacted by a weaker dollar and the current challenges in the global trade environment affecting pulp demand
•
In light of ongoing market uncertainty, pausing quarterly dividend with view to prudently allocate capital

NEW YORK, NY, July 31, 2025 ‑ Mercer International Inc. (Nasdaq: MERC) today reported second quarter 2025 Operating EBITDA of negative $20.9 million, a decrease from positive $30.4 million in the same quarter of 2024 and $47.1 million in the first quarter of 2025.

In the second quarter of 2025, net loss was $86.1 million ($1.29 per share) compared to $67.6 million ($1.01 per share) in the same quarter of 2024 and $22.3 million ($0.33 per share) in the first quarter of 2025.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "Our operating results for the second quarter of 2025 reflect the impacts of ongoing uncertainties in the global trade environment coupled with the resulting weaker dollar. This challenging backdrop contributed to weaker demand for pulp in China during the quarter. The related depreciation of the dollar relative to the euro and Canadian dollar had a negative impact of approximately $26 million on our Operating EBITDA for the second quarter of 2025 compared to the first quarter. The second quarter also included an $11 million non-cash impairment on hardwood inventory at our Peace River mill stemming from lower hardwood prices in China because of weaker demand.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

We are actively monitoring developments in the U.S. and international trade policy landscape, including tariffs, countermeasures and countervailing duties. These efforts continue to focus on, among other things, proactively engaging with customers and preparing actions to mitigate potential exposures and leveraging opportunities presented by our geographic diversity.

As previously announced, we have implemented cost reduction initiatives and operational efficiency measures to build resiliency through this economic cycle. We refer to this program internally as "One Goal One Hundred", reflecting our entire team's steadfast commitment to achieving our target of $100 million in profitability improvement actions by the end of 2026, using 2024 as a baseline. We have identified core areas for permanent and one-time improvements to our bottom line and these efforts are progressing and in varying stages of implementation. To date, we have realized approximately $5 million in cost savings and anticipate achieving $25 million in savings by the end of 2025. We also expect further profitability improvements in 2025 from ongoing operational efficiency initiatives. We believe we are currently tracking to meet our target in 2026.

In the second quarter of 2025, third-party softwood pulp list prices in Europe remained relatively steady compared to the first quarter of 2025, while North America saw a modest increase driven by stable demand and supply constraints. In China, third-party pulp net prices decreased in the second quarter of 2025 as a result of weakened demand stemming from global trade policy uncertainty. As we enter into the third quarter of 2025, we anticipate a decrease in softwood pulp prices across our key markets amidst the current economic environment and seasonality. For hardwood pulp prices, we currently expect relatively steady prices in the third quarter of 2025.

Our lumber sales realizations in both the U.S. and Europe increased in the second quarter of 2025 as a result of lower supply and steady demand. We currently expect lumber prices to increase in the U.S. in the third quarter of 2025 as a result of duties imposed on lumber imports from Canada and reduced supply. In Europe, we currently expect lumber prices to modestly increase in the third quarter due to strong demand and higher fiber costs.

Overall, per unit fiber costs for our pulp and solid wood segments increased in the second quarter of 2025 primarily due to strong demand. In the third quarter of 2025, we currently anticipate per unit fiber costs for our German pulp mills to be lower driven by reduced demand and our Canadian pulp mills to be relatively stable. For our solid wood segment, we currently expect per unit fiber costs for our German operations to increase marginally due to a temporary reduction in regional logging and continued strong demand.

In the second quarter of 2025, our pulp mills had 29 days of downtime (approximately 40,900 ADMTs), which included 23 days of planned annual maintenance and six additional days due to slower than expected start-up. We currently expect a total of 18 days of planned annual maintenance downtime at our pulp mills in the third quarter of 2025.

Our solid wood segment results continue to be negatively impacted by weak demand driven by elevated interest rates and challenging economic conditions in Europe. However, we are beginning to see moderate growth in this market. We continue to expect significantly improved segment performance when the interest rate environment improves. In our solid wood segment, our mass timber business has maintained a healthy order book despite the ongoing elevated interest rate environment in the U.S. In that business, we are seeing a significant increase in "win rate" on new project bids, which should positively impact results in 2026."

Mr. Bueno concluded: "Despite the temporary and unpredictable market and global trade policy related challenges that persist into the third quarter, we remain focused on our aggregate liquidity and debt reduction strategy. Our team has made good progress to date on our "One Goal One Hundred" profitability improvement program and pursues efforts to preserve cash. We are taking the added step of suspending our quarterly dividend. We view this as prudent from a capital allocation standpoint as we navigate the uncertain global trade environment. We reiterate our long-term commitment to a competitive dividend as these uncertainties are resolved."

Consolidated Financial Results

	Q2	Q1	Q2	YTD	YTD
	2025	2025	2024	2025	2024
	(in thousands, except per share amounts)
Revenues	$453,524	$506,974	$499,384	$960,498	$1,052,814
Operating income (loss)	$(58,404)	$6,733	$(43,779)	$(51,671)	$(44,227)
Operating EBITDA	$(20,881)	$47,088	$30,439	$26,207	$94,040
Net loss	$(86,071)	$(22,339)	$(67,586)	$(108,410)	$(84,289)
Net loss per common share
Basic	$(1.29)	$(0.33)	$(1.01)	$(1.62)	$(1.26)
Diluted	$(1.29)	$(0.33)	$(1.01)	$(1.62)	$(1.26)

Consolidated – Three Months Ended June 30, 2025 Compared to Three Months Ended June 30, 2024

Total revenues for the second quarter of 2025 decreased by approximately 9% to $453.5 million from $499.4 million in the same quarter of 2024 primarily due to lower sales realizations and volumes from our pulp and manufactured products partially offset by higher lumber sales realizations.

Costs and expenses in the second quarter of 2025 decreased by approximately 6% to $511.9 million from $543.2 million in the same quarter of 2024 driven by fewer days of planned annual maintenance downtime in the second quarter of 2025 at our pulp mills. This decrease was partially offset by foreign exchange losses, higher per unit fiber costs and an $11.0 million non-cash impairment recognized against hardwood inventory at our Peace River mill. The foreign exchange losses resulted from the impact of a weaker dollar on the revaluation of dollar denominated accounts receivables held at our operations, and on our euro denominated costs and expenses compared to the same quarter of 2024. In the second quarter of 2024, costs and expenses included a non-cash goodwill impairment of $34.3 million related to the Torgau facility, which was recognized as a result of ongoing weakness in lumber, pallet and biofuels markets in Europe stemming from high interest rates and other economic conditions.

In the second quarter of 2025, Operating EBITDA decreased to negative $20.9 million from positive $30.4 million in the same quarter of 2024 primarily as a result of lower pulp and manufactured products sales realizations, negative foreign exchange impacts from a weaker dollar, higher per unit fiber costs and the non-cash impairment recognized on hardwood inventory. These decreases were partially offset by fewer days of planned annual maintenance downtime at our pulp mills and higher lumber sales realizations.

Segment Results

Pulp

	Three Months Ended June 30,
	2025	2024
	(in thousands)
Pulp revenues	$313,705	$346,808
Energy and chemical revenues	$18,603	$20,563
Segment Operating EBITDA(1)	$(10,262)	$31,674

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the second quarter of 2025, Segment Operating EBITDA for our pulp segment decreased to negative $10.3 million from positive $31.7 million in the same quarter of 2024 primarily due to lower pulp sales realizations, negative foreign exchange impacts from a weaker dollar, the non-cash impairment recognized on hardwood inventory and higher per unit fiber costs. These decreases were partially offset by lower maintenance costs due to fewer days of planned annual maintenance downtime in the second quarter of 2025.

Pulp segment revenues, comprised of pulp, energy and chemical revenues, in the second quarter of 2025 decreased by approximately 10% to $332.3 million from $367.4 million in the same quarter of 2024 driven by lower pulp revenues.

Pulp revenues in the second quarter of 2025 decreased by approximately 10% to $313.7 million from $346.8 million in the same quarter of 2024 as a result of lower sales realizations and volumes.

In the second quarter of 2025, the third-party industry quoted average list price for NBSK pulp in Europe was relatively flat compared to the same quarter of 2024. In the second quarter of 2025, the third-party industry quoted average list price for NBSK pulp in North America increased from the same quarter of 2024 due to stronger demand and supply constraints. In the second quarter of 2025, the third-party industry quoted average net price for NBSK pulp in China decreased from the same quarter of 2024 as a result of weaker demand driven by the current economic climate and global trade policy uncertainty. Our average NBSK pulp sales realizations in the second quarter of 2025 decreased by approximately 7% to $758 per ADMT from $811 per ADMT in the same quarter of 2024 primarily due to lower net prices in China partially offset by higher prices in North America.

In the second quarter of 2025, the third-party industry quoted average list price for NBHK pulp in North America decreased from the same quarter of 2024 due to weaker demand. In the second quarter of 2025, the third-party industry quoted average net price for NBHK pulp in China decreased from the same quarter of 2024 driven by weak demand due to the current economic climate and global trade policy uncertainty. In the second quarter of 2025, average NBHK pulp sales realizations decreased by approximately 18% to $575 per ADMT from $701 per ADMT in the same quarter of 2024 as a result of lower prices in China and North America.

Total pulp sales volumes in the second quarter of 2025 were relatively flat at 426,731 ADMTs compared to 433,320 ADMTs in the same quarter of 2024.

Energy and chemical revenues in the second quarter of 2025 decreased by approximately 10% to $18.6 million from $20.6 million in the same quarter of 2024 primarily due to lower chemical sales realizations.

Costs and expenses in the second quarter of 2025 were relatively flat at $368.7 million compared to $364.0 million in the same quarter of 2024 as the negative foreign exchange impacts from a weaker dollar, the non-cash impairment recognized on hardwood inventory and higher per unit fiber costs were mostly offset by lower maintenance costs due to fewer days of planned annual maintenance downtime in the second quarter of 2025.

Total pulp production in the second quarter of 2025 increased by approximately 8% to 457,117 ADMTs compared with 421,692 ADMTs in the same quarter of 2024 primarily as a result of fewer days of planned annual maintenance downtime in the second quarter of 2025. In the second quarter of 2025, our pulp mills had 29 days of downtime (approximately 40,900 ADMTs) which included 23 days of planned annual maintenance and six additional days due to slower than expected start-up. In the same quarter of 2024, our pulp mills had 44 days of downtime (approximately 77,600 ADMTs) which included 37 days of planned annual maintenance and seven additional days due to slower than expected start-up.

Overall average per unit fiber costs in the second quarter of 2025 increased by approximately 11% compared to the same quarter of 2024 primarily as a result of higher per unit fiber costs at our German mills due to reduced supply. Per unit fiber costs at our Canadian mills were relatively flat in the second quarter of 2025 compared to the same quarter of 2024. For the third quarter of 2025, we currently expect per unit fiber costs to be lower for our German pulp mills due to reduced demand and relatively stable for our Canadian pulp mills.

Solid Wood

	Three Months Ended June 30,
	2025	2024
	(in thousands)
Lumber revenues	$66,332	$53,910
Energy revenues	$4,242	$4,301
Manufactured products revenues(1)	$12,418	$35,381
Pallet revenues	$26,586	$26,741
Biofuels revenues(2)	$5,095	$8,155
Wood residuals revenues	$2,595	$1,750
Segment Operating EBITDA(3)	$(4,861)	$3,124

______________

(1)
Manufactured products primarily include cross-laminated timber ("CLT") and glue-laminated timber ("glulam").
(2)
Biofuels include pellets and briquettes.
(3)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the second quarter of 2025, Segment Operating EBITDA for the solid wood segment decreased to negative $4.9 million from positive $3.1 million in the same quarter of 2024 as a result of lower manufactured products sales realizations and higher per unit fiber costs partially offset by higher lumber sales realizations.

Solid wood segment revenues in the second quarter of 2025 decreased by approximately 10% to $117.3 million from $130.2 million in the same quarter of 2024 primarily due to lower manufactured products revenues partially offset by higher lumber revenues.

In the second quarter of 2025, lumber revenues increased by approximately 23% to $66.3 million from $53.9 million in the same quarter of 2024 primarily as a result of higher sales realizations. Average lumber sales realizations in the second quarter of 2025 increased by approximately 19% to $550 per Mfbm from $463 per Mfbm in the same quarter of 2024 as a result of lower supply and improved demand in both the U.S. and European markets. The U.S. market accounted for approximately 45% of our lumber revenues and approximately 40% of our lumber sales volumes in the second quarter of 2025. The majority of the balance of our lumber sales were to Europe.

Lumber sales volumes in the second quarter of 2025 modestly increased by approximately 3% to 120.6 MMfbm from 116.6 MMfbm in the same quarter of 2024 as a result of higher production.

In the second quarter of 2025, manufactured products revenues decreased by approximately 65% to $12.4 million from $35.4 million in the same quarter of 2024 due to lower sales realizations and volumes as the ongoing elevated interest rate environment in the U.S. negatively impacted demand. Manufactured products sales realizations decreased to $1,318 per cubic meter in the second quarter of 2025 from $2,942 per cubic meter in the same quarter of 2024.

Lumber production in the second quarter of 2025 increased by approximately 8% to 120.2 MMfbm from 111.4 MMfbm in the same quarter of 2024 driven by the timing of planned maintenance downtime and higher production at our Torgau facility.

Fiber costs were approximately 80% of our lumber cash production costs in the second quarter of 2025. In the second quarter of 2025, per unit fiber costs for lumber production increased by approximately 25% compared to the same quarter of 2024 due to strong demand. For the third quarter of 2025, we currently expect modestly higher per unit fiber costs due to a temporary reduction in regional logging in Germany and continued strong demand.

Consolidated – Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2024

Total revenues for the first half of 2025 decreased by approximately 9% to $960.5 million from $1,052.8 million in the same period of 2024 driven by lower sales volumes and realizations from our pulp and manufactured products partially offset by higher lumber sales realizations.

Costs and expenses in the first half of 2025 decreased by approximately 8% to $1,012.2 million from $1,097.0 million in the same period of 2024 primarily as a result of lower pulp sales volumes. This decrease was partially offset by higher per unit fiber costs, foreign exchange losses and the non-cash impairment recognized against hardwood inventory at our Peace River mill in 2025. The foreign exchange losses resulted from the impact of a weaker dollar on the revaluation of dollar denominated accounts receivables held at our operations. In the first half of 2024, costs and expenses included a non-cash goodwill impairment of $34.3 million related to the Torgau facility, which was recognized as a result of ongoing weakness in lumber, pallet and biofuels markets in Europe stemming from high interest rates and other economic conditions, and a non-cash loss of $23.6 million in connection with the dissolution of the Cariboo Pulp & Paper Company mill ("CPP") joint venture.

In the first half of 2025, Operating EBITDA decreased to $26.2 million from $94.0 million in the same period of 2024 primarily due to higher per unit fiber costs, lower pulp and manufactured products sales realizations, negative foreign exchange impacts from a weaker dollar and the non-cash impairment recognized on hardwood inventory partially offset by higher lumber sales realizations.

Liquidity

As of June 30, 2025, we had cash and cash equivalents of $146.5 million, approximately $291.6 million available under our revolving credit facilities and aggregate liquidity of about $438.1 million.

The following table is a summary of selected financial information as of the dates indicated:

	June 30,	December 31,
	2025	2024
	(in thousands)
Cash and cash equivalents	$146,499	$184,925
Working capital	$635,485	$653,466
Total assets	$2,378,376	$2,262,932
Long-term liabilities	$1,629,767	$1,576,619
Total shareholders' equity	$446,491	$429,775

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for August 1, 2025 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/wqsfh3kk or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230 thousand tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2025	2025	2024	2025	2024
	(in thousands, except per share amounts)
Revenues from external customers
Pulp segment	$332,308	$381,080	$367,371	$713,388	$799,775
Solid wood segment	117,268	122,720	130,238	239,988	249,261
Corporate and other	3,948	3,174	1,775	7,122	3,778
Total revenues	$453,524	$506,974	$499,384	$960,498	$1,052,814

Pulp Segment Operating EBITDA(1)	$(10,262)	$49,872	$31,674	$39,610	$100,139
Solid wood Segment Operating EBITDA(1)	(4,861)	(292)	3,124	(5,153)	2,229
Corporate and other	(5,758)	(2,492)	(4,359)	(8,250)	(8,328)
Operating EBITDA(2)	$(20,881)	$47,088	$30,439	$26,207	$94,040

Net loss	$(86,071)	$(22,339)	$(67,586)	$(108,410)	$(84,289)
Net loss per common share
Basic	$(1.29)	$(0.33)	$(1.01)	$(1.62)	$(1.26)
Diluted	$(1.29)	$(0.33)	$(1.01)	$(1.62)	$(1.26)
Common shares outstanding at period end	66,983	66,871	66,871	66,983	66,871

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.
(2)
Operating EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

Summary Operating Highlights

	Q2	Q1	Q2	YTD	YTD
	2025	2025	2024	2025	2024
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	403.2	370.4	357.8	773.6	811.0
NBHK	53.9	88.5	63.9	142.4	149.6
Annual maintenance downtime ('000 ADMTs)	33.2	29.7	64.9	62.9	64.9
Annual maintenance downtime (days)	23	22	37	45	37
Pulp sales ('000 ADMTs)
NBSK	361.4	388.1	377.6	749.5	865.8
NBHK	65.3	89.8	55.7	155.1	133.2
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,553	1,550	1,602	1,552	1,501
China	734	793	811	764	778
North America	1,820	1,753	1,697	1,787	1,568
Average NBHK pulp prices ($/ADMT)(1)
China	533	578	735	556	698
North America	1,310	1,268	1,437	1,289	1,330
Average pulp sales realizations ($/ADMT)(2)
NBSK	758	783	811	771	766
NBHK	575	570	701	572	660
Energy production ('000 MWh)(3)	511.1	527.1	493.9	1,038.1	1,070.4
Energy sales ('000 MWh)(3)	183.1	198.7	185.0	381.8	405.5
Average energy sales realizations ($/MWh)(3)	83	108	84	96	86
Solid Wood Segment
Lumber
Production (MMfbm)	120.2	128.0	111.4	248.2	238.4
Sales (MMfbm)	120.6	130.9	116.6	251.5	238.0
Average sales realizations ($/Mfbm)	550	499	463	524	461
Energy
Production and sales ('000 MWh)	32.7	36.0	33.7	68.8	72.4
Average sales realizations ($/MWh)	130	135	128	132	126
Manufactured products(4)
Production ('000 cubic meters)	7.8	7.1	11.1	14.9	18.4
Sales ('000 cubic meters)	8.1	5.9	11.2	14.0	15.2
Average sales realizations ($/cubic meters)	1,318	2,832	2,942	1,955	3,128
Pallets
Production ('000 units)	2,132.9	2,096.4	2,547.8	4,229.3	5,604.1
Sales ('000 units)	2,248.0	2,128.8	2,570.4	4,376.8	5,486.7
Average sales realizations ($/unit)	12	11	10	11	10
Biofuels(5)
Production ('000 tonnes)	25.2	44.5	41.0	69.7	78.9
Sales ('000 tonnes)	19.6	40.3	40.4	59.9	88.6
Average sales realizations ($/tonne)	260	229	202	239	219
Average Spot Currency Exchange Rates
$ / €(6)	1.1342	1.0531	1.0766	1.0943	1.0810
$ / C$(6)	0.7225	0.6969	0.7310	0.7099	0.7362

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions.
(3)
Does not include our 50% joint venture interest in CPP, which was accounted for using the equity method. In the first quarter of 2024, we disposed of this interest.
(4)
Manufactured products primarily include CLT and glulam.
(5)
Biofuels include pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$453,524	$499,384	$960,498	$1,052,814
Costs and expenses
Cost of sales, excluding depreciation and amortization	444,047	439,220	874,294	897,402
Cost of sales depreciation and amortization	37,451	39,877	77,741	80,227
Selling, general and administrative expenses	30,430	29,789	60,134	61,490
Loss on disposal of investment in joint venture	—	—	—	23,645
Goodwill impairment	—	34,277	—	34,277
Operating loss	(58,404)	(43,779)	(51,671)	(44,227)
Other income (expenses)
Interest expense	(28,411)	(26,843)	(56,566)	(54,402)
Other income (expenses)	(1,120)	4,299	(1,305)	9,238
Total other expenses, net	(29,531)	(22,544)	(57,871)	(45,164)
Loss before income taxes	(87,935)	(66,323)	(109,542)	(89,391)
Income tax recovery (provision)	1,864	(1,263)	1,132	5,102
Net loss	$(86,071)	$(67,586)	$(108,410)	$(84,289)
Net loss per common share
Basic	$(1.29)	$(1.01)	$(1.62)	$(1.26)
Diluted	$(1.29)	$(1.01)	$(1.62)	$(1.26)
Dividends declared per common share	$0.075	$0.075	$0.150	$0.150

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$146,499	$184,925
Accounts receivable, net	335,394	327,345
Inventories	415,444	361,682
Prepaid expenses and other	21,461	17,601
Assets classified as held for sale	18,805	18,451
Total current assets	937,603	910,004
Property, plant and equipment, net	1,338,386	1,254,715
Amortizable intangible assets, net	52,277	49,829
Operating lease right-of-use assets	6,531	7,598
Pension asset	8,707	9,378
Deferred income tax assets	21,469	17,778
Other long-term assets	13,403	13,630
Total assets	$2,378,376	$2,262,932
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$293,948	$248,661
Pension and other post-retirement benefit obligations	772	732
Liabilities associated with assets held for sale	7,398	7,145
Total current liabilities	302,118	256,538
Long-term debt	1,526,743	1,473,986
Pension and other post-retirement benefit obligations	12,645	11,134
Operating lease liabilities	3,902	4,793
Deferred income tax liabilities	74,027	74,772
Other long-term liabilities	12,450	11,934
Total liabilities	1,931,885	1,833,157
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,983,000 issued and outstanding (2024 – 66,871,000)	66,871	66,850
Additional paid-in capital	364,871	362,782
Retained earnings	112,463	230,912
Accumulated other comprehensive loss	(97,714)	(230,769)
Total shareholders’ equity	446,491	429,775
Total liabilities and shareholders’ equity	$2,378,376	$2,262,932

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash flows from (used in) operating activities
Net loss	$(86,071)	$(67,586)	$(108,410)	$(84,289)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	37,523	39,941	77,878	80,345
Deferred income tax provision (recovery)	(1,632)	7,322	(11,138)	(6,104)
Inventory impairment	11,000	—	11,000	—
Loss on disposal of investment in joint venture	—	—	—	23,645
Goodwill impairment	—	34,277	—	34,277
Defined benefit pension plans and other post-retirement benefit plan expense	175	431	344	641
Stock compensation expense	1,036	1,403	2,042	3,432
Foreign exchange transaction losses (gains)	9,361	(3,382)	17,779	(6,831)
Other	3,012	1,389	4,640	2,116
Defined benefit pension plans and other post-retirement benefit plan contributions	—	(288)	—	(617)
Changes in working capital
Accounts receivable	31,588	21,929	14,790	(41,800)
Inventories	(17,175)	4,506	(24,066)	4,595
Accounts payable and accrued expenses	(12,046)	15,718	16,386	18,108
Prepaid expenses and other	18,703	6,525	(8,760)	5,473
Net cash from (used in) operating activities	(4,526)	62,185	(7,515)	32,991
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(24,331)	(17,883)	(44,413)	(36,344)
Proceeds from government grants	3,115	—	3,115	787
Other	(1,557)	(2,271)	(1,335)	(2,081)
Net cash from (used in) investing activities	(22,773)	(20,154)	(42,633)	(37,638)
Cash flows from (used in) financing activities
Proceeds from (repayment of) revolving credit facilities, net	3,607	(44,965)	25,361	(35,840)
Dividend payments	(5,015)	(5,014)	(5,015)	(5,014)
Payment of finance lease obligations	(2,405)	(2,687)	(4,913)	(4,876)
Other	545	(614)	545	(729)
Net cash from (used in) financing activities	(3,268)	(53,280)	15,978	(46,459)
Effect of exchange rate changes on cash and cash equivalents	(4,407)	150	(4,256)	287
Net decrease in cash and cash equivalents	(34,974)	(11,099)	(38,426)	(50,819)
Cash and cash equivalents, beginning of period	181,473	274,272	184,925	313,992
Cash and cash equivalents, end of period	$146,499	$263,173	$146,499	$263,173

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and long-lived asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and long-lived asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net loss, including financing costs, income taxes and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net loss or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

Operating EBITDA is a non-GAAP financial measure at the consolidated level and is considered different from Operating EBITDA at the segment level, referred to as "Segment Operating EBITDA", which is our single measure of segment profit or loss presented in our financial statements under GAAP. For more information on Segment Operating EBITDA, refer to the segment information note within our consolidated financial statements.

The following table sets forth a reconciliation of net loss to Operating EBITDA for the periods indicated:

	Q2	Q1	Q2	YTD	YTD
	2025	2025	2024	2025	2024
Net loss	$(86,071)	$(22,339)	$(67,586)	$(108,410)	$(84,289)
Income tax provision (recovery)	(1,864)	732	1,263	(1,132)	(5,102)
Interest expense	28,411	28,155	26,843	56,566	54,402
Other expenses (income)	1,120	185	(4,299)	1,305	(9,238)
Operating income (loss)	(58,404)	6,733	(43,779)	(51,671)	(44,227)
Add: Depreciation and amortization	37,523	40,355	39,941	77,878	80,345
Add: Loss on disposal of investment in joint venture	—	—	—	—	23,645
Add: Goodwill impairment	—	—	34,277	—	34,277
Operating EBITDA	$(20,881)	$47,088	$30,439	$26,207	$94,040